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                                                                      Exhibit 99


BioSphere Medical Announces Artes Medical Files Complaint Alleging Patent Infringement

ROCKLAND, Mass.--(BW HealthWire)--Feb. 9, 2001--BioSphere Medical, Inc. (Nasdaq:BSMD - news) and its subsidiary BSMD Ventures, Inc. learned yesterday that Artes Medical USA, Inc., based in California, filed a suit in the United States District Court for the Central District of California against BioSphere Medical, Inc. The complaint alleges that the company's microspheres infringe United States Patent No. 5,344,452, allegedly assigned to Artes.

As previously announced, BioSphere received a letter from Artes, on Friday, February 2nd, alleging its products infringe the Artes patent. Subsequently, BioSphere filed suit in the United States District Court for the District of Delaware about the same issue. ``We anticipated this action by Artes,'' stated John Carnuccio, BioSphere Medical's president and chief executive officer. ``It is one of the reasons we took affirmative action earlier this week to file a complaint in Delaware seeking a declaration that the Artes patent is invalid and that our microspheres do not infringe the Artes patent. Our belief remains strong that the allegations are without merit. We do not believe our product infringes any claim of this patent and, furthermore, we believe the patent will be found to be invalid.'' The company's Embosphere(R) Microspheres are the subject of United States Patent numbers 5,635,215, 5,648,100 and 4,452,916.


About  BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on embolotherapy, the treatment of tumors and vascular malformations by occluding their blood supply. The company is pioneering the use of patented and proprietary bioengineered microspheres as a new class of embolics.


This press release contains forward-looking statements that involve risks and uncertainties, including those relating to the success of the company in its lawsuit related to United States Patent No. 5,344,452. Among the important factors that could cause actual events to differ materially from those indicated by forward-looking statements in this release are the failure to obtain and defend patents and other proprietary protection for the company's products; failure of the company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products; failure to successfully develop and commercialize the Embosphere(R) Microspheres and HepaSphere SAP(TM) Microsphere technologies for uterine artery embolization, targeted liver embolization and other applications; the absence of or delays and cancellations of, product orders; the delay in the introduction of new products; competitive pressures; the inability of the company to raise additional funds, if needed, to finance the development, marketing, and sales of its products; general economic conditions; as well as those risk factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 1999, Form 10-Q for the quarter ended September 30, 2000 and other periodic reports filed by the company with the Securities and Exchange Commission.

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Contact:

     BioSphere Medical, Inc.
     Robert Palladino
     781-681-7900